Calculation of Filing Fee Tables
S-8
KOHLS Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	457(a)	5,200,000	$ 11.745	$ 61,074,000.00	0.0001381	$ 8,434.32
Total Offering Amounts:						$ 61,074,000.00		$ 8,434.32
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,434.32
Offering Note
[1]	(1) In addition to the shares set forth in this table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the amount to be registered includes an indeterminate number of shares of common stock, $.01 par value (the "Common Stock") of Kohl's Corporation (the "Registrant") that may become issuable as a result of stock dividends, stock splits or similar transactions, as provided in the Kohl's Corporation 2024 Long-Term Compensation Plan, as amended and restated effective May 20, 2026. (2) The registration fee was calculated pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low price per share of the Common Stock on the New York Stock Exchange on May 15, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources